Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of China Transportation International Holdings Group Limited, dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 12, 2010

WILL TONE LIMITED

By:	/s/ Yueming Guo
Name: Yueming Guo
Title: Sole Executive Director

/s/ Yueming Guo
Yueming Guo